EXHIBIT 10.16

Execution Copy

CREDIT AGREEMENT

DATED AS OF JUNE 16, 2004

AMONG

THE RYLAND GROUP, INC.,

THE LENDERS,

BANK ONE, NA
AS AGENT,

BANK OF AMERICA, N.A.
AND
WACHOVIA BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENTS,

AND

GUARANTY BANK,
THE ROYAL BANK OF SCOTLAND PLC,
SUNTRUST BANK
AND
WASHINGTON MUTUAL BANK, FA,
AS DOCUMENTATION AGENTS

AND

AMSOUTH BANK
AND
PNC BANK, NATIONAL ASSOCIATION,
AS MANAGING AGENTS

BANC ONE CAPITAL MARKETS, INC.,
LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
ARTICLE II THE CREDITS		19
2.1	Commitment	19
2.2	Required Payments; Termination	20
2.3	Ratable Loans	20
2.4	Types of Advances	20
2.5	Commitment Fee; Reductions and Increases in Aggregate Commitment	20
2.6	Minimum Amount of Each Advance	22
2.7	Optional Principal Payments	22
2.8	Method of Selecting Types and Interest Periods for New Advances	23
2.9	Conversion and Continuation of Outstanding Advances	23
2.10	Changes in Interest Rate, etc	24
2.11	Rates Applicable After Default	24
2.12	Method of Payment	24
2.13	Noteless Agreement; Evidence of Indebtedness	25
2.14	Telephonic Notices	26
2.15	Interest Payment Dates; Interest and Fee Basis	26
2.16	Notification of Advances, Interest Rates, Prepayments
	and Commitment Reductions	26
2.17	Lending Installations	26
2.18	Non-Receipt of Funds by the Agent	27
2.19	Facility LCs	27
2.20	Extension of Facility Termination Date	32
2.21	Replacement of Lender	34
2.22	Swing Line	34
ARTICLE III YIELD PROTECTION; TAXES		35
3.1	Yield Protection	35
3.2	Changes in Capital Adequacy Regulations	36
3.3	Availability of Types of Advances	37
3.4	Funding Indemnification	37
3.5	Taxes	37
3.6	Lender Statements; Survival of Indemnity	39
ARTICLE IV CONDITIONS PRECEDENT		39
4.1	Initial Credit Extension	39
4.2	Each Credit Extension	40
ARTICLE V REPRESENTATIONS AND WARRANTIES		41
5.1	Incorporation, Qualification, Powers and Capital Stock	41

i

5.2	Execution, Delivery and Performance of Loan Documents.	41
5.3	Compliance with Laws and Other Requirements	42
5.4	Subsidiaries	42
5.5	Financial Statements of the Borrower and its Consolidated Subsidiaries	43
5.6	No Material Adverse Change	43
5.7	Tax Liability	44
5.8	Litigation	44
5.9	ERISA	44
5.10	Regulations U and X	45
5.11	No Default or Unmatured Default	45
5.12	Ownership of Property; Liens	45
5.13	Environmental Matters	45
5.14	Investment Company Act	46
5.15	Public Utility Holding Company Act	46
5.16	Reportable Transaction	46
5.17	Subordinated Indebtedness	46
ARTICLE VI COVENANTS		46
6.1	Financial Statements	47
6.2	Certificates; Other Information	47
6.3	Payment of Obligations	49
6.4	Conduct of Business and Maintenance of Existence	49
6.5	Maintenance of Property; Insurance	49
6.6	Inspection of Property: Books and Records: Discussions	50
6.7	Notices	50
6.8	Environmental Laws	51
6.9	Guaranties from Future Subsidiaries; Release of Guarantors	51
6.10	Use of Proceeds	52
6.11	Taxes	52
6.12	Limitation on Liens	52
6.13	Limitation on Guarantee Obligations	53
6.14	Limitations on Fundamental Changes	54
6.15	Limitations on Sales of Assets	54
6.16	Limitation on Dividends	55
6.17	Limitation on Investments	55
6.18	Limitation on Optional Payments and Modification of Debt Instruments	56
6.19	Transactions with Affiliates	57
6.20	Fiscal Year	57
6.21	Compliance with ERISA	57
6.22	Preferred Stock	57
6.23	No Other Negative Pledges	58
6.24	Consolidated Tangible Net Worth	58
6.25	Leverage Ratio	58
6.26	Minimum Fixed Charge Coverage	58
6.27	Senior Permitted Debt Not to Exceed Borrowing Base	58
6.28	Limitation on Housing Inventory	58

6.29	Limitations on Land Inventory	58
ARTICLE VII DEFAULTS		59
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		61
8.1	Acceleration; Facility LC Collateral Account	61
8.2	Amendments	62
8.3	Preservation of Rights	63
ARTICLE IX GENERAL PROVISIONS		63
9.1	Survival of Representations	63
9.2	Governmental Regulation	63
9.3	Headings	63
9.4	Entire Agreement	63
9.5	Several Obligations; Benefits of this Agreement	64
9.6	Expenses; Indemnification	64
9.7	Numbers of Documents	65
9.8	Accounting	65
9.9	Severability of Provisions	65
9.10	Nonliability of Lenders	65
9.11	Confidentiality	66
9.12	Nonreliance	66
9.13	Disclosure	66
9.14	USA PATRIOT ACT NOTIFICATION	66
ARTICLE X THE AGENT		67
10.1	Appointment; Nature of Relationship	67
10.2	Powers	67
10.3	General Immunity	67
10.4	No Responsibility for Loans, Recitals, etc	67
10.5	Action on Instructions of Lenders	68
10.6	Employment of Agents and Counsel	68
10.7	Reliance on Documents; Counsel	68
10.8	Agent’s Reimbursement and Indemnification	68
10.9	Notice of Default	69
10.10	Rights as a Lender	69
10.11	Lender Credit Decision	69
10.12	Successor Agent	70
10.13	Agent and Arranger Fees	70
10.14	Delegation to Affiliates	70
10.15	Co-Agent, Documentation Agent, Managing Agent, Syndication Agent, etc	70
ARTICLE XI SETOFF; RATABLE PAYMENTS		71

11.1	Setoff	71
11.2	Ratable Payments	71
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		71
12.1	Successors and Assigns	71
12.2	Participations	72
12.3	Assignments	73
12.4	Dissemination of Information	74
12.5	Tax Treatment	74
ARTICLE XIII NOTICES		74
13.1	Notices; Effectiveness; Electronic Communication	74
ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		76
14.1	Counterparts; Effectiveness	76
14.2	Electronic Execution of Assignments	76
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		76
15.1	CHOICE OF LAW	76
15.2	CONSENT TO JURISDICTION	76
15.3	WAIVER OF JURY TRIAL	77

PRICING SCHEDULE

EXHIBIT A — BORROWING BASE CERTIFICATE
EXHIBIT B — GUARANTY
EXHIBIT C — COMMITMENT AND ACCEPTANCE
EXHIBIT D — NOTE
EXHIBIT E — ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F — SWING LINE NOTE
EXHIBIT G-1 — OPINIONS OF TIMOTHY J. GECKLE, GENERAL COUNSEL
EXHIBIT G-2 — OPINION OF PIPER RUDNICK LLP
EXHIBIT H — LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
EXHIBIT I — COMPLIANCE CERTIFICATE

SCHEDULE 1 — LENDERS AND COMMITMENTS
SCHEDULE 2 — EXISTING LCs
SCHEDULE 3 — GUARANTORS
SCHEDULE 5.4 — SUBSIDIARIES

CREDIT AGREEMENT

     This Agreement, dated as of June 16, 2004, is among The Ryland Group, Inc., a Maryland corporation, the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     As used in this Agreement:

     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     “Additional Lender” is defined in Section 2.5.3(i).

     “Advance” means a borrowing hereunder consisting of Loans (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

     “Affected Lender” is defined in Section 2.21(a).

     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     “Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $500,000,000.

     “Aggregate Outstanding Credit Exposure” means, at any time, the sum of (i) the aggregate of the Outstanding Credit Exposure of all the Lenders and (ii) the outstanding principal balance of the Swing Line Loans.

     “Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which the Commitment Fee is accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

     “Applicable Margin” means, with respect to Eurodollar Advances at any time, the percentage rate per annum which is applicable at such time with respect to Eurodollar Advances as set forth in the Pricing Schedule.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

     “Article” means an article of this Agreement unless another document is specifically referenced.

     “Authorized Person” means any Responsible Official of the Borrower or any Person designated, by written notice from any such Responsible Official to the Agent from time to time, as an “Authorized Person.”

     “Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

     “Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

     “Borrower” means The Ryland Group, Inc., a Maryland corporation, and its successors and assigns.

     “Borrowing Base” means, except as set forth below, an amount equal to the sum of the following Unencumbered Real Estate Inventory owned by the Borrower or any Guarantor and Home Proceeds Receivable owned by the Borrower or any Guarantor:

     (a) 90% of the amount of Home Proceeds Receivable; plus

     (b) 90% of the book value of Sold Construction in Progress and Sold Completed Units; plus

     (c) 80% of the book value of Unsold Construction in Progress and Unsold Completed Units; plus

     (d) 70% of the book value of Finished Lots; plus

     (e) 50% of the book value of the Land Under Development; plus

     (f) 25% of the book value of the Raw Land – Entitled;

     provided, however, that the amount set forth in clause (f) shall not exceed 10% of the Borrowing Base; and provided further that the sum of the amounts set forth in clauses (d), (e) and (f) shall not exceed 40% of the Borrowing Base.

     “Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit A attached hereto and made a part hereof, signed by a Responsible Official of the Borrower and properly completed to provide all information required to be included thereon.

     “Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

     “Business” is defined in Section 5.13(b).

     “Borrowing Notice” is defined in Section 2.8.

     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     “Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition; (b) time deposits and certificates of deposit of any of the Lenders, or of any domestic or foreign commercial banks which has capital and surplus in excess of $500,000,000 or which has a commercial paper rating meeting the requirements specified in clause (d) below, having maturities of not more than 90 days from the date of acquisition; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (b) above; and (d) commercial paper of any Person rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the date of acquisition.

     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

     “Closing Date” means the date on which the conditions set forth in Section 4.1 are satisfied.

     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     “Collateral Shortfall Amount” is defined in Section 8.1.

     “Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name in Schedule 1 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

     “Commitment and Acceptance” is defined in Section 2.5.3(i).

     “Commitment Fee” is defined in Section 2.5.1.

     “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

     “Completed Unit” means a Unit as to which either (or both) of the following has occurred: (a) a notice of completion has been filed or recorded in the appropriate real estate records, or (b) all necessary construction has been completed in order to obtain a certificate of occupancy (whether or not such certificate of occupancy has actually been obtained).

     “Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and the Guarantors (specifically excluding the Indebtedness of any Subsidiaries, joint ventures and partnerships that are not Guarantors).

     “Consolidated Intangible Assets” means, with respect to any Person at any date, all amounts, determined in accordance with GAAP, included in the Consolidated Net Worth of such

Person and attributable to intangibles including (a) goodwill, including any amounts (however designated on the balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets or (b) patents, trademarks and copyrights.

     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and the Guarantors (specifically excluding any Subsidiaries, joint ventures and partnerships that are not Guarantors) for such period (taken as a cumulative whole).

     “Consolidated Net Worth” means, with respect to a Person, all amounts which would, in accordance with GAAP, be included under shareholders’ equity on a consolidated balance sheet for such Person and its consolidated Subsidiaries.

     “Consolidated Tangible Net Worth” means (a) Consolidated Net Worth of the Borrower and the Guarantors (specifically excluding any Subsidiaries, joint ventures and partnerships that are not Guarantors) less (b) all Consolidated Intangible Assets included in such Consolidated Net Worth.

     “Construction in Progress” means Finished Lots (a) for which a final subdivision map has been recorded and (b) upon which construction has commenced, as evidenced by the commencement of excavation for foundations, but has not been completed.

     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     “Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     “Conversion/Continuation Notice” is defined in Section 2.9.

     “Countrywide” means Countrywide Home Loans, Inc.

     “Countrywide Loan Purchase Agreement” means the Loan Purchase Agreement by and between Ryland Mortgage Company and Countrywide dated as of June 26, 1995, as supplemented, modified, amended, restated or extended from time to time.

     “Credit Advance” means any advance, loan or extension of credit to any Person or the purchase of any bonds, notes, debentures or other debt securities of any Person.

     “Credit Extension” means the making of an Advance or Swing Line Loan or the issuance of a Facility LC hereunder, but not the conversion or continuation of an Advance.

     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

     “Default” means an event described in Article VII.

     “EBITDA” means, for any period, (i) the sum of the following amounts: (a) Consolidated Net Income for such period; (b) cash distributions received by Borrower from the Financial Services Segment not otherwise included in the determination of such Consolidated Net Income; (c) income and franchise taxes deducted from revenues in determining such Consolidated Net Income; (d) depreciation and amortization deducted from revenues in determining such Consolidated Net Income; (e) interest expense deducted from revenues in determining such Consolidated Net Income (including, without duplication, previously capitalized interest expense which would be included in “Cost of Goods Sold” and deducted from revenues in determining such Consolidated Net Income on a combined income statement of the Borrower and the Guarantors); (f) other non-cash charges and expenses (including net realizable value write-down charges) deducted from revenues in determining such Consolidated Net Income; and (g) any losses arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income; less (ii) the sum of (x) any non-cash credits included in revenues in determining such Consolidated Net Income and (y) any gains arising outside of the ordinary course of business included in the determination of such Consolidated Net Income.

     “Entitled Land” means (a) land where all requisite zoning requirements and land use requirements have been satisfied, and all requisite approvals have been obtained (on a final and unconditional basis) from all applicable governmental authorities (other than approvals which are simply ministerial and non-discretionary in nature), in order to develop the land as a residential housing project and construct Units thereon; and (b) as to land located in California, land which satisfies the requirements of clause (a) immediately above, and which is subject to a currently effective vesting, tentative map (unless a county or city where the land is located does not grant vesting tentative maps) which has received all necessary approvals (on a final and unconditional basis) by all applicable Governmental Authorities.

     “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) as now or may at any time hereafter be in effect regulating, relating to or imposing liability or standards to conduct concerning (i) pollution or protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     “Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes (including income taxes and franchise taxes) as are measured by or imposed on its net income.

     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

     “Existing Credit Agreement” means that certain 2002 Revolving Credit Agreement dated as of August 22, 2002 (as amended) among the Borrower, Bank of America, N.A., as administrative agent, and a syndicate of lenders.

     “Existing LCs” means those Letters of Credit issued for the account of the Borrower prior to the date hereof and listed on Schedule 2 hereto.

     “Extension Request” is defined in Section 2.20(a).

     “Facility Increase Request” is defined in Section 2.5.3(i).

     “Facility LC” is defined in Section 2.19.1.

     “Facility LC Application” is defined in Section 2.19.3.

     “Facility LC Collateral Account” is defined in Section 2.19.12.

     “Facility Termination Date” means June 15, 2009 or any later date as may be specified as the Facility Termination Date in accordance with Section 2.20 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     “Financial LC” means any Letter of Credit (other than a Performance LC) that represents an irrevocable obligation on the part of the issuer (a) to repay money borrowed by or advanced to or for the account of the Borrower or a Subsidiary or (b) to make payment on account of any Indebtedness undertaken by the Borrower or a Subsidiary, in the event that the Borrower or Subsidiary fails to fulfill its obligation to the beneficiary.

     “Financial Services Segment” means the business segment of the Borrower and its Subsidiaries engaged in mortgage banking (including the title and escrow business), homeowners’ insurance, mortgage servicing, securities issuance, bond administration and management services and related activities, which segment currently consists principally of the activities of Ryland Mortgage Company and its Subsidiaries but excludes the Limited-Purpose Subsidiaries.

     “Finished Lots” means lots of Entitled Land as to which (a) a final subdivision map has been recorded; (b) all major off-site construction and infrastructure has been completed to local governmental requirements; (c) utilities have been installed to local government requirements; and (d) building permits may be pulled and construction commenced without the satisfaction of any further material conditions.

     “Fixed Charges” means, for any period, without duplication, the sum of the following amounts: (a) interest expense of the Borrower and the Guarantors (specifically excluding any Subsidiaries, joint ventures and partnerships that are not Guarantors) for such period (including such interest expense constituting capitalized interest for such period); (b) principal payments (excluding balloon payments) on long-term Indebtedness scheduled to have been made by the Borrower and the Guarantors (specifically excluding any Subsidiaries, joint ventures and partnerships that are not Guarantors) during such period; (c) the principal portion of payments in respect of Capitalized Leases scheduled to have been made by the Borrower and the Guarantors (specifically excluding any Subsidiaries, joint ventures and partnerships that are not Guarantors) during such period; and (d) dividends on any of the Borrower’s preferred stock paid or payable during such period.

     “Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Guarantee Obligations” means, as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person or another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any indebtedness, leases, dividends or other obligations (the “primary obligations”) of any third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (A) for the purchase or payment of any such primary obligations or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (C) to purchase property, securities or services for the purpose of assuring the owner of such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be the maximum or stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, however, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Borrower in good faith.

     “Guarantor” means (a) the Subsidiaries of Borrower identified on Schedule 3 hereto and (b) any Subsidiary that hereafter guarantees the Obligations, subject, in the case of either (a) or (b) to release of an entity as a Guarantor as provided in Section 6.9(b).

     “Guaranty” means that certain Guaranty of even date herewith in the form of Exhibit B hereto executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, modified or supplemented (including by delivery of a Supplemental Guaranty) and in effect from time to time.

     “Hedge Agreement” means, as to any Person, any swap, cap, collar or similar arrangement entered into by such Person providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

     “Hedge Agreement Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

     “Homebuilding Segment” means the business segment of the Borrower and its Subsidiaries engaged in the construction and sale of single-family attached and unattached dwellings and related activities, including all activities of the Borrower outside the Financial Services Segment but excluding the Limited-Purpose Subsidiaries.

     “Home Proceeds Receivable” means, with respect to the Borrower or a Guarantor, funds due to the Borrower or such Guarantor held at an escrow or title company (including an escrow or title company which is a Subsidiary of the Borrower) following the sale and conveyance of title of a Unit to a buyer.

     “Improvements” means on and off-site development work, including but not limited to filling to grade, main water distribution and sewer collection systems and drainage system installation, paving, and other improvements necessary for the use of residential dwelling units and as required pursuant to development agreements which may have been entered into with Governmental Authorities.

     “Increase Date” is defined in Section 2.5.3(ii).

     “Indebtedness” of any Person means all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade liabilities due 90 days or less from invoice and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices); (c) all net obligations of such Person under any Hedge Agreement (measured as the Hedge Agreement Termination Value thereof); (d) any other obligations of such Person evidenced by a note, bond, debenture or similar instrument; (e) all Capitalized Lease Obligations of such Person; (f) all obligations, contingent or otherwise, of such Person in respect of Letters of Credit (excluding Performance LCs not yet drawn upon) and acceptances issued or created for the account of such Person; (g) all liabilities secured by any lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; (h) all Guarantee Obligations of such Person; (i) such Person’s Unfunded Liabilities; and (j) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For all purposes hereof, the Indebtedness of any Person shall include its pro rata share of the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer except to the extent that such Indebtedness is Non-Recourse Indebtedness of such Person.

     “Insolvency” or “Insolvent” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     “Investment Grade Rating” means a rating of the Borrower’s unsecured senior public debt of BBB- or higher from S&P or Baa3 or higher from Moody’s.

     “Land Under Development” means Entitled Land upon which a final subdivision map has been recorded and upon which construction of Improvements has commenced and is being diligently pursued but has not been completed.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

     “LC Fee” is defined in Section 2.19.4.

     “LC Issuer” means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One and acceptable to the Borrower), any other Lender that is the issuer of an Existing Letter of Credit and any other Lender that, at the request of the Borrower and with the approval of the Agent, shall issue Facility LCs, each in its capacity as issuer of Facility LCs hereunder.

     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

     “LC Payment Date” is defined in Section 2.19.6.

     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     “Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     “Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness at such date to (b) Consolidated Tangible Net Worth at such date.

     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     “Limited-Purpose Subsidiaries” means subsidiaries of the Borrower included within the Limited-Purpose Subsidiaries Segment.

     “Limited-Purpose Subsidiaries Segment” means the business segment of the Borrower and its Subsidiaries which facilitates, through special-purpose entities created or existing solely for such purpose, the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage loans and other related activities.

     “Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

     “Loan Documents” means this Agreement, the Facility LC Applications, the Swing Line Note, any Notes issued pursuant to Section 2.13 and the Guaranty.

     “Material Adverse Effect” means a material adverse effect on (i) the business or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuers or the Lenders thereunder.

     “Material Indebtedness” means Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate.

     “Material Indebtedness Agreement” means any agreement under which any Indebtedness was created or is governed, which Indebtedness has an outstanding principal balance of $10,000,000 or more or which provides for the incurrence of Indebtedness on a revolving basis in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation and mold.

     “Model Unit” means a Completed Unit to be used as a model home in connection with the sale of Units in a residential housing project.

     “Modify” and “Modification” are defined in Section 2.19.1.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     “New Lender” is defined in Section 2.5.3(i).

     “Non-Recourse Indebtedness” means, with respect to any Person, any Indebtedness of such Person for which the owner of such Indebtedness has no recourse, directly or indirectly, to such Person for the principal of, premium, if any, and interest on such Indebtedness, and for which such Person is not directly or indirectly obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to Liens on Property to which such Indebtedness relates, provided that recourse obligations or liabilities solely for fraud, environmental matters and other customary “non-recourse carve-outs” in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

     “Non-U.S. Lender” is defined in Section 3.5(iv).

     “Note” is defined in Section 2.13.

     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and Swing Line Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, any LC Issuer, the Swing Line Lender or any indemnified party arising under the Loan Documents.

     “Other Taxes” is defined in Section 3.5(ii).

     “Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

     “Participants” is defined in Section 12.2.1.

     “Payment Date” means the first day of each calendar month.

     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Performance LC” means a letter of credit issued by a Lender or other Person for the account of the Borrower or a Subsidiary to a party, as beneficiary, to which the Borrower, or such Subsidiary owes certain performance obligations in connection with its real estate development and homebuilding activity in the ordinary course of business (for example, to a municipality, as beneficiary, to support the Borrower’s or a Subsidiary’s obligation to widen public streets in connection with a residential development project). A direct pay Letter of Credit to support community improvement bonds associated with the Borrower’s residential development operations is a Financial LC and not a Performance LC.

     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     “Pricing Schedule” means the Schedule attached hereto identified as such.

     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

     “Purchasers” is defined in Section 12.3.1.

     “Quarterly Payment Date” is defined in Section 2.19.4.

     “Raw Land” means Raw Land – Entitled and Raw Land – Unentitled.

     “Raw Land – Entitled” means land not under development which is Entitled Land.

     “Raw Land – Unentitled” means land not under development which is not Entitled Land but which the Borrower in its reasonable commercial judgment believes it will be able to develop as residential property for its own use and not to be held speculatively.

     “Real Estate Inventory” means Construction in Progress, Completed Units (including Model Units), Finished Lots, Land Under Development, Raw Land – Entitled, and Raw Land – Unentitled.

     “Refinancing Indebtedness” means, with respect to any specified Indebtedness, Indebtedness that refinances such specified Indebtedness but does not increase the amount thereof.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock.

     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

     “Rejecting Lender” is defined in Section 2.20(a).

     “Rejecting Lender’s Facility Termination Date” is defined in Section 2.20(a).

     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 241 of ERISA.

     “Replacement Lender” is defined in Section 2.21(a).

     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     “Reports” is defined in Section 9.6.

     “Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure.

     “Requirement of Law” means, as to any Person, any Law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     “Responsible Official” means (a) with respect to the Borrower, any of the chief executive officer, president or chief financial officer of the Borrower or, with respect to financial matters, the chief accounting officer or the treasurer of the Borrower and (b) with respect to a Guarantor, any of the chief executive officer, the president, any vice president or the treasurer of such Guarantor.

     “Restricted Payments” is defined in Section 6.16.

     “Restricted Subsidiary” means any Subsidiary of the Borrower other than (a) Limited-Purpose Subsidiaries, (b) those Subsidiaries identified on Schedule 5.4 as not being Restricted Subsidiaries and (c) any Subsidiary that the Required Lenders agree in writing is not to be deemed a Restricted Subsidiary.

     “Ryland Financial Division” means all Subsidiaries and operations of the Borrower and its Subsidiaries other than the Homebuilding Segment.

     “Ryland Mortgage Company” means Ryland Mortgage Company, an Ohio corporation.

     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

     “Senior Permitted Debt” means (without duplication) the Obligations, the LC Obligations and all Indebtedness of the Borrower or the Guarantors (specifically excluding the Indebtedness of any Subsidiary that is not a Guarantor) senior to or ranking in equal priority to the Obligations, other than (a) Indebtedness that is secured by any Property that would have been included in the Borrowing Base if such asset were not subject to or encumbered by a Lien, (b) Indebtedness which is Non-Recourse Indebtedness of the Borrower and its Subsidiaries and (c) with respect to purchase money Indebtedness, such Indebtedness for which recourse is limited solely to the Property financed with the proceeds of such Indebtedness.

     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     “Sold” means, with respect to any item of Real Estate Inventory, that (a) a third party purchase contract has been executed for such item of Real Estate Inventory; (b) the third party purchaser for such item of Real Estate Inventory has made a cash deposit for such item (except that up to 1% of Real Estate Inventory at any time may be deemed “Sold” even if such deposit has not been made); and (c) such third party purchaser’s obligation to purchase such item of Real Estate Inventory pursuant to such third party purchase contract is not subject to any contingencies other than the contingency that it shall have obtained mortgage financing or that it shall have sold other identified property.

     “Specified Debt” means the Borrower’s senior debt securities issued pursuant to the Borrower’s Registration Statements on Form S-3 (Registration Nos. 333-31034, 333-58208 and 333-100167) or any subsequent registration statement and whether outstanding on the date of this Agreement or hereafter incurred.

     “Subordinated Debt” means (a) Indebtedness of the Borrower outstanding on the date hereof issued pursuant to the Subordinated Debt Indentures and (b) any other unsecured Indebtedness of the Company that is contractually subordinated in right of payment and otherwise to the Obligations upon terms and conditions that, in the reasonable determination of the Agent, are consistent with those set forth in the Subordinated Debt Indentures or upon other terms and conditions satisfactory to the Required Lenders.

     “Subordinated Debt Indenture” means the Indenture, dated as of June 12, 2001, between the Borrower and SunTrust Bank, as trustee, pursuant to which the Borrower’s 9-1/8% Senior Subordinated Notes due June, 2011 were issued.

     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

     “Supplemental Guaranty” means a Supplemental Guaranty in the form provided for in, and attached to, the Guaranty.

     “Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.22(a) hereof. The Swing Line Commitment is in the amount of $50,000,000.

     “Swing Line Lender” means Bank One or any Purchaser to which Bank One assigns the Swing Line Commitment in accordance with Section 12.3 hereof.

     “Swing Line Loan” is defined in Section 2.22(a).

     “Swing Line Note” is defined in Section 2.22(a).

     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     “Third Party LC” means a Letter of Credit issued for the account of the Borrower or a Subsidiary (other than a Facility LC). A Third Party LC may be either a Financial LC or a Performance LC.

     “Transferee” is defined in Section 12.4.

     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

     “Unit” means a single-family residential housing unit available for sale.

     “Unencumbered Real Estate Inventory” means Real Estate Inventory which is not subject to or encumbered by any deed of trust, mortgage, judgment lien, attachment lien or any other Lien (other than (a) liens which have been bonded over so as to remove such liens as encumbrances against the Real Estate Inventory, (b) liens for taxes not yet due or which are being contested, provided that adequate reserves are maintained, (c) mechanic’s liens and similar liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and (d) easements, rights of way, restrictions and other similar encumbrances incurred during the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the applicable Property or materially interfere with the ordinary conduct of the business of the Borrower or Guarantor that owns the applicable Property.

     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     “Unsold” means, with respect to any item of Real Estate Inventory, that such item of Real Estate Inventory is not Sold.

     “Unsold Housing Inventory” means, collectively, Unsold Construction in Progress, Unsold Units and Unsold Model Units.

     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

     2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower (including the Existing LCs), provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC (including the participations in the Existing LCs), (a) such Lender’s Outstanding Credit Exposure shall not exceed its Commitment and (b) the Aggregate Outstanding Credit Exposure does not exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Loans at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

     2.2 Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

     2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

     2.5 Commitment Fee; Reductions and Increases in Aggregate Commitment.

     2.5.1 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Quarterly Payment Date hereafter and on the Facility Termination Date. For purposes of determining the Commitment Fee payable to the Swing Line Lender, its Swing Line Loans shall be treated as usage of its Commitment.

     2.5.2 Reduction in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $10,000,000 (and in multiples of $1,000,000 in excess thereof), upon at least five Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees and LC Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

     2.5.3 Increases in Aggregate Commitment.

(i)	Subject to the provisions of this Section 2.5.3, the Borrower may, at any time and from time to time, request (“Facility Increase Request”), by notice to the Agent, the Agent’s approval of an increase of the Aggregate Commitment within the limitations hereinafter set forth, which Facility Increase Request shall set forth the amount of such requested increase. Within twenty (20) days of such Facility Increase Request, Agent shall advise Borrower of its approval or disapproval thereof; failure to so advise Borrower shall constitute disapproval. Upon approval of the Agent, the Aggregate Commitment may be so increased either by having financial institutions (other than the Lenders then holding a Commitment hereunder) approved by the Borrower and the Agent (each, a “New Lender”) become Lenders hereunder and/or by having any one or more of Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by the Borrower and the Agent increase the amount of their Commitments (any such Lender that elects to increase its Commitment and any New Lender being hereinafter referred to as an “Additional Lender”), provided that (A) no Default or Unmatured Default shall then exist nor would occur immediately after giving effect to such increase, (B) unless otherwise agreed by the Borrower and the Agent, the Commitment of any New Lender shall not be less than $5,000,000 (and, if in excess thereof, in integral multiples of $1,000,000), (C) unless otherwise agreed by the Borrower and the Agent, the increase in the Commitment of any Lender shall be not less than $5,000,000 (and, if in excess thereof, in integral multiples of $1,000,000); (D) the Aggregate Commitment shall not exceed $650,000,000; (E) the Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit C hereto, and the Agent shall have accepted and executed the same; (F) the Borrower shall have executed and delivered to the Agent a Note payable to the order of each Additional Lender that requests a Note, each such Note to be in the amount of such Additional Lender’s Commitment or increased Commitment (as applicable); (G) the Borrower shall have delivered to the Agent opinions of counsel (substantially similar to the forms of opinion referred to in Section 4.1(v), modified to apply to the increase in the Aggregate Commitment and each Note and Commitment and Acceptance executed and delivered in connection therewith); (H) each of the Guarantors shall have consented in writing to the new Commitments or increases in Commitments (as applicable) and shall have agreed that its Guaranty continues in full force and effect; and (I) the Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as the Agent shall have reasonably requested in connection with such new Commitment or increase in the Commitment (as applicable). The form and substance of the documents required under clauses (E) through (I) above shall be fully acceptable to the Agent. The Agent shall promptly provide written notice to the Lenders following any such increase in the Aggregate Commitment.

(ii)	On the effective date of any increase in the Aggregate Commitment pursuant to the provisions hereof (“Increase Date”), which Increase Date shall be mutually agreed upon by Borrower, each Additional Lender and the Agent, each Additional Lender shall make a payment to the Agent in an amount sufficient, upon the application of such payments by all Additional Lenders to the reduction of the outstanding Floating Rate Advances held by the Lenders, to cause the principal amount outstanding under the Floating Rate Loans made by all Lenders (including any Additional Lender) to be in the proportion of their respective Commitments (as of such Increase Date). The Borrower hereby irrevocably authorizes each Additional Lender to fund to the Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Floating Rate

Loans held by each Lender, and each such payment shall constitute a Floating Rate Loan hereunder. Such Additional Lender shall not participate in any Eurodollar Advance outstanding on the Increase Date, but, if the Borrower shall at any time on or after such Increase Date convert or continue any Eurodollar Advance outstanding on such Increase Date, the Borrower shall be deemed to repay such Eurodollar Advance on the date of the conversion or continuation thereof and then to reborrow as a Eurodollar Advance a like amount on such date so that each Additional Lender shall make a Eurodollar Loan on such date in its Pro Rata Share of such Eurodollar Advance. Each Additional Lender shall also make a Loan in the amount of its Pro Rata Share of all Advances made on or after such Increase Date and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such Increase Date. Notwithstanding the foregoing, upon the occurrence of a Default prior to the date on which an Additional Lender is holding Loans equal to its Pro Rata Share of all Advances hereunder, such Additional Lender shall, upon notice from the Agent, on or after the date on which the Obligations are accelerated or become due following such Default, pay to the Agent (for the account of the other Lenders, to which the Agent shall pay their Pro Rata Shares upon receipt) a sum equal to such Additional Lender’s Pro Rata Share of each Advance then outstanding with respect to which such Additional Lender does not then hold a Loan equal to its Pro Rata Share thereof.

(iii)	On the Increase Date and the making of the Loans by an Additional Lender in accordance with the provisions of the first sentence of Section 2.5.2(ii), such Additional Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Facility LC then outstanding, ratably, such that all Lenders (including each Additional Lender) hold participation interests in each such Facility LC in the proportion of their respective Commitments (as so increased).

(iv)	Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time or a commitment or agreement on the part of the Borrower or the Agent to give or grant any Lender the right to increase its Commitment hereunder at any time.

     2.6 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $500,000 in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon prior notice to the Agent not later than noon (Chicago time) on the day of prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon not less than five (5) Business Days’ prior notice to the Agent.

     2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) from an Authorized Person not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and noon (Chicago time) three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII (or otherwise provided by the Agent to the Lenders). The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

     2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the limitations set forth in Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) from an Authorized Person of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than noon (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     2.10 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Swing Line Loan is made, to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance and on any Swing Line Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

     2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance and Swing Line Loan shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

     2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall (except in the case of Reimbursement Obligations for which an LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. If the Agent receives, for the account of a Lender, a payment from the Borrower and fails to remit such payment to such Lender on the Business Day such payment is received (if received by 2:00 p.m., Chicago time, by the Agent) or on the next Business Day (if received after 2:00 p.m., Chicago time, by the Agent), the Agent shall pay to such Lender interest on such payment at a rate per annum equal to the Federal Funds Effective Rate for each day for which such payment is so delayed. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrower to the LC Issuers pursuant to Section 2.19.7.

     2.13 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto and the amount of each Swing Line Loan made hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and the Swing Line Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof and the amount thereof paid to the Swing Line Lender.

     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender (or the Swing Line Lender) to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit D (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent and the Swing Line Lender to extend, convert or continue Advances and Swing Line Loans, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender or Swing Line Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders or Swing Line Lender, the records of the Agent and the Lenders or Swing Line Lender shall govern absent manifest error.

     2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and on the Facility Termination Date. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the Payment Date following the date of such conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Commitment Fees and LC Fees and interest on Eurodollar Loans shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Floating Rate Loans and Swing Line Loans shall be calculated for actual days elapsed on the basis of a 365-day (or, if applicable, 366-day) year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) in accordance with Section 2.12. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17 Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations, the Swing Line Lender may book the Swing Line Loans and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender, Swing Line Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans,

Swing Line Loans, Facility LCs, participations in LC Obligations and any Notes and the Swing Line Note issued hereunder shall be deemed held by each Lender, Swing Line Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender, Swing Line Lender and LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans and Swing Line Loans will be made by it or Facility LCs will be issued by it and for whose account Loan or Swing Line Loan payments or payments with respect to Facility LCs are to be made.

     2.18 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent (i) in the case of the Borrower, prior to the date on which it is scheduled to make a payment of principal, interest or fees to the Agent for the account of the Lenders or (ii) in the case of a Lender, prior to the date on which it is scheduled to make a Eurodollar Advance or 30 minutes prior to the time at which it is scheduled to make a Floating Rate Advance, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19 Facility LCs.

     2.19.1 Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby Letters of Credit (each such Letter of Credit and each Existing LC, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $250,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and provided, further, that with respect to each Modification (other than an increase or extension), the beneficiary under such Facility LC shall have consented in writing thereto. No Facility LC shall have an expiry date later than the Facility Termination Date.

     2.19.2 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19 (or, in the case of the Existing LC, on the Closing Date), the applicable LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such

Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

     2.19.3 Notice. Subject to Section 2.19.1, the Borrower shall give the applicable LC Issuer notice from an Authorized Person prior to 10:00 a.m. (Chicago time) at least one two (2) Business Days (or such lesser period to which an LC Issuer may agree) prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, such LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance, renewal, extension or increase by an LC Issuer of any Facility LC shall, be subject to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain). The issuance or Modification by an LC Issuer of any Facility LC shall also be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. The LC Issuer shall not issue, renew, extend or increase any Facility LC hereunder if it has received written notice from the Agent, the Borrower or the Required Lenders, prior to the requested date of issuance, renewal, extension or increase of the applicable Facility LC, that one or more applicable conditions contained in Section 4.2 shall not be satisfied.

     2.19.4 Compensation for Facility LCs. The Borrower agrees to pay to the Agent, in the case of each Facility LC, a fee (the “LC Fee”) therefor, in an amount per annum equal to the Applicable Margin for Eurodollar Advances on the amount of such Facility LC, payable quarterly in arrears not later than five (5) Business Days following the Agent’s delivery to Borrower of the quarterly statement specifying the amount of the LC Fees properly due and payable hereunder with respect to the preceding calendar quarter (each date on which such payment is due being herein referred to as a “Quarterly Payment Date”) and on the Facility Termination Date (which payment shall be in the amount of all accrued and unpaid Facility LC Fees). LC Fees shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days on which such Facility LC was outstanding during such period, on the basis of a 360-day year. The Agent shall, with reasonable promptness following receipt from all LC Issuers of the reports provided for in Section 2.19.5 for the months of March, June, September and December, respectively, deliver to the Borrower a quarterly statement of the LC Fees then due and payable. The Agent shall promptly remit such LC Fees, when received by the Agent, as follows: (i) to each LC Issuer, solely for its own account, with respect to each Facility LC issued by such LC Issuer, an amount per annum equal to the product of (A) 0.125% per annum and (B) the face amount of such Facility LC and (ii) to all Lenders, ratably, the balance of such LC Fees. LC Fees shall be payable hereunder with respect to the Existing LCs from and after the Closing Date. Each LC Issuer shall also have the right to charge the Borrower, solely for such LC Issuer’s own account, customary processing fees, charges and expenses of issuing and servicing Facility LCs.

     2.19.5 LC Issuer Reporting Requirements. Each LC Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to the Agent a schedule of the Facility LCs issued by it showing the issuance date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility LC outstanding at any time during such month (and indicating, with respect to each Facility LC, whether it is a Financial LC or a Performance LC) and the aggregate amount (if any) payable by the Borrower to such LC Issuer during the month pursuant to Sections 3.1 and 3.2. Copies of such reports shall be provided promptly to each Lender by the Agent. The reporting requirements hereunder are in addition to those set forth in Section 2.19.3.

     2.19.6 Administration; Reimbursement by Lenders. Upon receipt by an LC Issuer from the beneficiary of any Facility LC of any demand for payment under such Facility LC, such LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by it as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by an LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.7 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

     2.19.7 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC

Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by an LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19.6. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

     2.19.8 Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with each LC Issuer and each Lender that the LC Issuers and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or Lender under any liability to the Borrower. Nothing in this Section 2.19.8 is intended to limit the right of the Borrower to make a claim against an LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.7.

     2.19.9 Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the

Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

     2.19.10 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.10 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

     2.19.11 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

     2.19.12 Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.19.12 shall either obligate the Agent to require the Borrower, or require the Borrower, to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.20(c) or Section 8.1.

     2.19.13 Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

     2.20 Extension of Facility Termination Date. (a) Not more than once in any fiscal year of the Borrower, the Borrower may request an extension of the Facility Termination Date to a date not later than the fifth (5th) anniversary of the date of such request by submitting a request for an extension (the “Extension Request”) to the Agent not less than 180 days prior to the then scheduled Facility Termination Date. Promptly upon (but not later than five Business Days after) the Agent’s receipt and approval of the Extension Request, the Agent shall deliver to each Lender a copy of, and shall request each Lender to approve, the Extension Request. Each Lender approving the Extension Request shall deliver its written approval no later than 60 days after such Lender’s receipt of the Extension Request. If the written approval of the Extension Request by Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate is received by the Agent within such 60-day period and provided no Default exists on the last day of such 60-day period, the Facility Termination Date shall be extended as specified in the Extension Request but only with respect to the Lenders that have given their written approval. Except to the extent that a Lender that did not give its written approval to such Extension Request (“Rejecting Lender”) is replaced as provided in Section 2.21, the Loans and all interest thereon, fees and other Obligations owed to such Rejecting Lender shall be paid in full on the Facility Termination Date as determined prior to such Extension Request (the “Rejecting Lender’s Facility Termination Date”).

     (b) If Lenders whose Pro Rata Shares equal or exceed 66-2/3% in the aggregate approve the Extension Request, the Borrower, upon notice to the Agent and any Rejecting Lender, may, subject to the provisions of the last sentence of Section 2.20(c), terminate the Commitment of such Rejecting Lender (or such portion of such Commitment that is not assigned to a Replacement Lender in accordance with Section 2.21), which termination shall occur as of a date set forth in such Borrower’s notice but in no event more than thirty (30) days following such notice. The termination of a Lender’s Commitment shall be effected in accordance with Section 2.20(c).

     (c) If the Borrower elects to terminate a Commitment of a Rejecting Lender as provided in Section 2.20(b), the Borrower shall pay to the Rejecting Lender all Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 3.1 and 3.2 and the Reimbursement Obligations, Commitment Fees and LC Fees payable to such Rejecting Lender. Upon request by the Borrower or the Agent, the Rejecting Lender will deliver to the Borrower and the Agent a letter setting forth the amounts payable to such Rejecting Lender as set forth above. Upon the termination of such Rejecting Lender’s Commitment and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Rejecting Lender under this Agreement and such Rejecting Lender shall cease to be a Lender, provided, however, that such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.19.10, 2.19.11, 2.19.12, 3.1, 3.2, 3.4, 3.5, 6.8(c), 9.6, 9.10 and this Section 2.20(c), as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 10.8 with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender’s Commitment. If, as a result of the termination of the Rejecting Lender’s Commitment, any payment of a Eurodollar Loan occurs on a day which is not the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the benefit of the Lenders (including any Rejecting Lender) any loss or cost incurred by the Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 3.4. Upon the effective date of the termination of the Rejecting Lender’s Commitment, the Aggregate Commitment shall be reduced by the amount of the terminated Commitment of the Rejecting Lender, and each other Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the last sentence of this Section 2.20(c)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Facility LC then outstanding, ratably, such that each Lender (excluding the Rejecting Lender but including any Replacement Lender that acquires an interest hereunder from such Rejecting Lender) holds a participation interest in each Facility LC in proportion to the ratio that such Rejecting Lender’s Commitment (upon the effective date of such termination of the Rejecting Lender’s Commitment) bears to the Aggregate Commitment (as reduced by the termination of such Rejecting Lender’s Commitment or a part thereof). Notwithstanding the foregoing, if, upon the termination of the Commitment of such Rejecting Lender, the sum of the outstanding principal balance of the Advances and Swing Line Loans and the LC Obligations would exceed the Aggregate Commitment (as reduced), the Borrower may not terminate such Rejecting Lender’s Commitment unless the Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Advances or Swing Line Loans or causes to be canceled, released and returned to the applicable LC Issuer outstanding Facility LCs or deposits cash into the Facility LC Collateral Account in sufficient amounts in the aggregate such that, on the effective date of such termination, the sum of the Aggregate Outstanding Credit Exposure and the amounts held in the Facility LC Collateral Account does not exceed the Aggregate Commitment (as reduced). In the event that the Borrower makes such deposit into the Facility LC Collateral Account, such deposits shall be applied by the Agent to pay to the applicable LC Issuer amounts drawn on any

Facility LC that are not reimbursed by the Borrower and, provided no Default has occurred that is continuing, shall be returned to the Borrower when the Aggregate Outstanding Credit Exposure equals or is less than the Aggregate Commitment.

     2.21 Replacement of Lender. (a) If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.3 or a Lender is a Rejecting Lender (any Lender so affected, an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective or if such Affected Lender is a Rejecting Lender, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit E and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments (such bank or other entity, a “Replacement Lender”), and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the Replacement Lender. Upon replacement of such Affected Lender and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Affected Lender under this Agreement and such Affected Lender shall cease to be a Lender, provided, however, such Affected Lender shall continue to be entitled to the benefits of Sections 2.19.10, 2.19.11, 2.19.12, 3.1, 3.2, 3.4, 3.5, 6.8(c), 9.6 and 9.10, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 10.8 with respect to obligations and liabilities accruing prior to such Affected Lender’s replacement..

     (b) In the event that the Affected Lender is a Rejecting Lender, the Borrower may elect to have a part of the Rejecting Lender’s rights and obligations under this Agreement and the other Loan Documents assigned pursuant to this Section 2.21, provided that the Borrower also elects, pursuant to Section 2.20(b) to terminate the entire amount of such Rejecting Lender’s Commitment not so assigned, which termination shall be effective on the date on which such assignment of the Rejecting Lender’s rights and obligations is consummated under this Section 2.21.

     2.22 Swing Line. (a) The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make loans (“Swing Line Loans”) to the Borrower from time to time during the period from the date of this Agreement, up to but not including the Facility Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the Swing Line Commitment or (ii) the Aggregate Available Commitment. The Swing Line Loan shall be evidenced by a note in the form of Exhibit F hereto (the “Swing Line

Note”). Swing Line Loans shall bear interest at the Floating Rate, which interest shall be payable monthly on each Payment Date.

     (b) Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) and, if in excess thereof, in integral multiples of One Hundred Thousand Dollars ($100,000). Within the limits of the Swing Line Commitment, the Borrower may borrow, repay and reborrow under this Section 2.22.

     (c) The Borrower shall give the Swing Line Lender notice of any request for a Swing Line Loan not later than 3:00 p.m. Chicago time on the Business Day of such Swing Line Loan, specifying the amount of such requested Swing Line Loan. All notices given by the Borrower under this Section 2.22(c) shall be irrevocable. Upon fulfillment of the applicable conditions set forth in Article IV, the Swing Line Lender will make the Swing Line Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Swing Line Lender, provided, however, that the Swing Line Lender shall not make a Swing Line Loan hereunder if it has received written notice from the Agent, the Borrower or the Required Lenders, prior to the requested date of such Swing Line Loan, that one or more applicable conditions contained in Section 4.2 shall not be satisfied.

     (d) Each Swing Line Loan shall be paid in full on or before the fifth (5th) Business Day following the making of such Swing Line Loan. Payment of a Swing Line Loan may be effected by an Advance pursuant to Section 2.8. If such Swing Line Loan is not paid in full by the fifth (5th) Business Day following the making of such Swing Line Loan, it shall be paid from the proceeds of an Advance made by the close of the next Business Day pursuant to Section 2.8, which Advance shall be made by the Lenders upon request by the Agent without regard to whether a Borrowing Notice is delivered or the conditions to such Advance under Section 4.2 are satisfied (provided the conditions to the making of such Swing Line Loan were satisfied). If for any reason such Advance cannot be made, the Lenders shall, upon notice from the Agent, purchase (without recourse or warranty) participations equal to their Pro Rata Shares of such Swing Line Loan.

ARTICLE III

YIELD PROTECTION; TAXES

     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any change in any Requirement of Law or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or LC Issuer or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or LC Issuer or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or LC Issuer or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes on such Lender or LC Issuer or any applicable Lending Installation any other condition,

and the result of any of the foregoing is to increase the cost to such Lender or LC Issuer or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or LC Issuer or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans, or Commitment, or Facility LCs or participations therein, then, within 15 days of demand by such Lender or LC Issuer, as the case may be, the Borrower shall pay such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such increased cost or reduction in amount received.

     3.2 Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines the amount of capital required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer, or any corporation controlling such Lender or LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or LC Issuer, the Borrower shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or LC Issuer’s policies as to capital adequacy). The Borrower shall not be required to compensate any Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, however, that if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or LC Issuer or any Lending Installation or any corporation controlling any Lender or LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist, and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.

     3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or there is a failure to make any prepayment on any date with respect to which a notice of prepayment has been delivered, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5 Taxes. (i) All payments by the Borrower to or for the account of any Lender, LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

     (iii) The Borrower hereby agrees to indemnify the Agent and each Lender and LC Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender or LC Issuer as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender or LC Issuer makes demand therefor pursuant to Section 3.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

     4.1 Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

(i)	Copies of the articles or certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing of the Borrower, each certified by the appropriate governmental officer in its jurisdiction of incorporation; any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT ACT; and such comparable documents as Agent may require with respect to the Guarantors.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan

Documents to which the Borrower is a party and copies, certified by the Secretary, Assistant Secretary or comparable officer of each Guarantor of the Board of Directors’ resolutions and of resolutions or actions of any other party authorizing the execution of the Guaranty.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Responsible Officials and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower; and such comparable certificates as Agent may require with respect to the Guarantors.

(iv)	A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)	Written opinions of the Borrower’s and Guarantor’s counsel, addressed to the Lenders in substantially the forms of Exhibits G-1 and G-2.

(vi)	The Swing Line Note and any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)	Written money transfer instructions, in substantially the form of Exhibit H, addressed to the Agent and signed by a Responsible Official, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(viii)	Evidence satisfactory to the Agent that all Indebtedness (other than the Existing LCs) under the Existing Credit Agreement shall have been simultaneously paid in full and the Existing Credit Agreement shall have been terminated.

(ix)	Such other documents as the Agent or its counsel may have reasonably requested.

     4.2 Each Credit Extension. The Lenders, LC Issuer and Swing Line Lender shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance or request for issuance of a Facility LC or request for a Swing Line Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Notwithstanding the foregoing, in the case of a Loan (provided for in Section 2.22(d)) made to repay a Swing Line Loan, the satisfaction of the foregoing conditions with respect to such Swing Line Loan shall constitute satisfaction of such conditions with respect to the Loan to be made to repay such Swing Line Loan as provided for in Section 2.22(d).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1 Incorporation, Qualification, Powers and Capital Stock. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Borrower is duly qualified to do business as, and is in good standing as, a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority to conduct its business and to own and lease its properties.

     5.2 Execution, Delivery and Performance of Loan Documents.

          (a) The Borrower has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.

          (b) Each Guarantor has all requisite corporate, partnership or limited liability company power and authority to execute and deliver, and to perform all of its obligations under, the Guaranty.

          (c) The execution and delivery by the Borrower of, and the performance by the Borrower of each of its obligations under, each Loan Document to which it is a party and the execution and delivery by each Guarantor of, and the performance by each Guarantor of each of its obligations under, the Guaranty, have been duly authorized by all necessary action and do not and will not: (1) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor of the Borrower, any Subsidiary or any Guarantor; (2) violate any provision of the articles or certificate of incorporation or formation or bylaws, partnership agreement or operating agreement of the Borrower or any Guarantor or any provision of the articles or certificate of incorporation or formation, bylaws or partnership agreement or operating agreement of any Subsidiary; (3) result in or require the creation or imposition of any Lien, claim or encumbrance (except to the extent that any Lien is created under this Agreement) upon or with respect to any Property now owned or leased or hereafter acquired by the Borrower, any Subsidiary or any Guarantor; (4) violate any provision of any Law, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower, any Subsidiary or any Guarantor; or (5) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any Material Indebtedness Agreement.

          (d) Neither the Borrower nor any Subsidiary or Guarantor is in default under any Law, order, writ, judgment, injunction, decree, determination or award described in Section 5.2(c)(4) or any Material Indebtedness Agreement that in either case has a Material Adverse Effect.

          (e) No authorization, consent, approval, order, license, permit or exemption from, or filing, registration or qualification with, any Governmental Authority not heretofore obtained is or will be required under applicable Law to authorize or permit the execution and delivery by the Borrower or any Guarantor of, and the performance by the Borrower or any Guarantor of all of its obligations under, the Loan Documents.

          (f) Each of the Loan Documents to which the Borrower is a party, when executed and delivered, will constitute the legal, valid and binding obligations of the Borrower, and the Guaranty, when executed and delivered, will constitute the legal, valid and binding obligations of each Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally or equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.

     5.3 Compliance with Laws and Other Requirements. The Borrower (i) is in compliance in all material respects with all Laws and other requirements applicable to its business and (ii) has obtained all material authorizations, consents, approvals, orders, licenses, permits and exemptions from, and has accomplished all material filings, registrations or qualifications with, any Governmental Authority that is necessary for the transaction of its business, except in the case of either (i) or (ii) where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

     5.4 Subsidiaries.

          (a) Schedule 5.4 hereto correctly sets forth the names and jurisdictions of incorporation or formation of all Subsidiaries and joint ventures in which the Borrower or any of its Subsidiaries has an investment as of the date of this Agreement, and the Subsidiaries that, as of the date of this Agreement, are Restricted Subsidiaries are designated as such on Schedule 5.4. Except as described in Schedule 5.4 (as updated on a quarterly basis pursuant to a notice given at the same time as the Compliance Certificate pursuant to Section 6.2(b)), the Borrower does not own any capital stock or ownership interest in any Person other than the Subsidiaries and real estate joint ventures (including limited liability companies and partnerships) in which the Borrower or any Guarantor has an interest. All outstanding shares of capital stock or ownership interests, as the case may be, of each Subsidiary and each such real estate joint venture that are owned by the Borrower or any Subsidiary are (1) owned of record and beneficially by the Borrower or by one or more Subsidiaries, free and clear of all Liens, claims, encumbrances and rights of others, and (2) duly authorized, validly issued, fully paid, nonassessable (except for capital calls or contribution requirements in connection with ownership interests in such joint ventures), and issued in compliance with all applicable state and federal securities and other Laws. The Borrower may update Schedule 5.4 from time to time by sending written notice to the Agent.

          (b) Each Restricted Subsidiary is a corporation, partnership or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation. Each Restricted Subsidiary is duly qualified to do business as, and is in good standing as, a foreign corporation, partnership or limited liability company in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Each Restricted Subsidiary has all requisite corporate, partnership or limited liability company power and authority to conduct its business and to own and lease its properties.

          (c) Each Restricted Subsidiary (i) is in compliance in all material respects with all Laws and other requirements applicable to its business and (ii) has obtained all material authorizations, consents, approvals, orders, licenses, permits and exemptions from, and has accomplished all material filings, registrations or qualifications with, any Governmental Authority that are necessary for the transaction of its business, except in the case of either (i) or (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

     5.5 Financial Statements of the Borrower and its Consolidated Subsidiaries. The consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2003 and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2004 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Official, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP throughout the periods involved (except as approved by such accountants or Responsible Official, as the case may be, and as disclosed therein and except the quarterly statements are unaudited and do not include footnotes as would be required for audited financial statements).

     5.6 No Material Adverse Change. There has been no change in the condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, from the financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2003 which would reasonably be expected to have a Material Adverse Effect, and the Borrower and the Subsidiaries, taken as a whole, do not have any material liability or, to the best knowledge of the Borrower, material contingent liability not reflected or disclosed in the financial statements or notes thereto described in Section 5.5 (or, to the extent that financial statements have been delivered pursuant to Section 6.1, in the most recently delivered financial statements), or otherwise disclosed to the Agent and the Lenders in writing.

     5.7 Tax Liability. The Borrower and each Subsidiary have filed all tax returns (federal, state and local) required to be filed by them and have paid all material taxes shown thereon to be due and all property taxes due, including interest and penalties, if any. To the best knowledge of the Borrower, there does not exist any substantial likelihood that any Governmental Authority will assert a tax deficiency against the Borrower or any Subsidiary that is material to the Borrower and the Subsidiaries, taken as a whole, that has not been adequately reserved against in the financial statements described in Section 5.5 (or, to the extent that financial statements have been delivered pursuant to Section 6.1, in the most recently delivered financial statements). The Borrower and each Subsidiary have established and are maintaining adequate reserves for tax liabilities, if any, sufficient to comply with GAAP.

     5.8 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary, or any Property of the Borrower or any Restricted Subsidiary, before any Governmental Authority in which there is a reasonable possibility of a decision adverse to the Borrower or a Restricted Subsidiary and which, if determined adversely to the Borrower or the Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect.

     5.9 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits to an extent which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA in an amount which could reasonably be expected to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower or any Commonly Controlled Entity, no such Multiemployer Plan for which the Borrower or any Subsidiary could reasonably be expected to have a material liability is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $5,000,000.

     5.10 Regulations U and X. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meanings of Regulation U. No part of the Advances or the Facility LCs will be used to purchase or carry any margin stock, or to extend credit to others for that purpose, or for any purpose that violates the provisions of Regulations U or X.

     5.11 No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

     5.12 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to all its other Property, except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such Properties for their intended purposes, and none of such Property is subject to any Lien except as permitted by Section 6.12. Each of the Borrower and its Restricted Subsidiaries has good record and marketable title in fee simple to all Real Estate Inventory included in the Borrowing Base, except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

     5.13 Environmental Matters. Except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

          (a) To the knowledge of the Borrower, no Property of the Borrower or any of its Subsidiaries contains or has previously contained any Materials of Environmental Concern in amounts or concentrations which (1) constitute or constituted a violation of, or (2) could reasonably be expected to give rise to liability under, any Environmental Law.

          (b) To the knowledge of the Borrower, the Properties of the Borrower and its Subsidiaries and all operations at such Properties are in compliance, and, to the extent of the Borrower’s and its Subsidiaries’ involvement with the Properties, have heretofore been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about such Properties or violation of any Environmental Law with respect to such Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”).

          (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties of the Borrower and its Subsidiaries or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) To the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties of the Borrower and its Subsidiaries while owned or operated by the Borrower or any of its Subsidiaries in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any

Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of such Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties of the Borrower and its Subsidiaries or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such Properties or the Business.

          (f) To the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower or any Subsidiary in connection with such Properties or otherwise in connection with the Business, in violation of, or in amounts or in a manner that could reasonably give rise to liability under, Environmental Laws.

     5.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     5.15 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.16 Reportable Transaction. The Borrower does not intend to treat the Advances and the other transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. The Borrower acknowledges that the Agent and/or one or more of the Lenders may treat its Advances and the other transactions contemplated hereby as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

     5.17 Subordinated Indebtedness. The Obligations constitute senior Indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

ARTICLE VI

COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1 Financial Statements. The Borrower shall cause to be delivered to the Agent, in form and detail satisfactory to the Agent (for prompt distribution by the Agent to the Lenders):

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, copies of the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and changes in cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than qualifications related to the incorporation of reports by other independent certified public accountants), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and changes in cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Official as being fairly stated in all material respects when considered in relation to the consolidated financial position of the Borrower and its consolidated Subsidiaries (subject to normal year-end audit adjustments);

all such financial statements to be prepared in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     6.2 Certificates; Other Information. The Borrower shall cause to be delivered to the Agent, in form and detail satisfactory to the Agent (for prompt distribution by the Agent to the Lenders):

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Unmatured Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a Compliance Certificate in substantially the form of Exhibit I hereto executed by a Responsible Official, stating that, to the best of such officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes to be observed, performed or satisfied by it (and containing calculations demonstrating compliance with Sections 6.17(f), 6.24, 6.25, 6.26, 6.28 and 6.29 and such other financial information as requested by the Agent), and that such officer has obtained no knowledge of any Default or Unmatured Default except as specified in such certificate;

          (c) not later than 90 days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding two fiscal years and the projected consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such succeeding fiscal years, such projections to be accompanied by a certificate of a Responsible Official to the effect that while such Responsible Official has no reason to believe such projections are incorrect or misleading in any material respect, such projections are based upon assumptions that may not materialize or may change adversely due to factors related to the Borrower’s business or industry, and unanticipated events and circumstances may occur subsequent to the date of such projections, such that the actual results achieved may vary from such projections, and such variations may be material, and that the Borrower is under no obligation to update such projections;

          (d) promptly upon their becoming available, but in any event no later than 10 days after the same are sent, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its stockholders, or by any Restricted Subsidiary of the Borrower to its stockholders (other than the Borrower or any Subsidiary of the Borrower), of all regular and periodic reports and all registration statements (excluding exhibits thereto and Registration Statements on Form S-8) and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any successor or analogous Governmental Authority; and all press releases and other statements made available generally by the Borrower or any of its Restricted Subsidiaries to the public concerning material developments in the business of the Borrower and any of its Restricted Subsidiaries;

          (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request;

          (f) as soon as practicable, but in no event later than 30 days after the end of each month, a Borrowing Base Certificate certifying in reasonable detail the Borrowing Base as of the last day of such month, which certificate shall be complete and correct as of the date thereof;

          (g) within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

          (h) as soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto; and

          (i) as soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Materials of Environmental Concern into the environment, and (ii) any notice alleging any violation of any Environmental Law by the

Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     If any information which is required to be furnished to the Lenders under Section 6.1 or this Section 6.2 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

     6.3 Payment of Obligations. The Borrower and each Restricted Subsidiary shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations of whatever nature which if not so paid could reasonably be expected to have a Material Adverse Effect, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

     6.4 Conduct of Business and Maintenance of Existence. The Borrower and the Restricted Subsidiaries, taken as a whole, shall at all times remain principally engaged in the business conducted as of the date of this Agreement by the Borrower and the Restricted Subsidiaries, and, in all respects material to the business of the Borrower and the Restricted Subsidiaries taken as a whole, the Borrower shall, and shall cause each of the Restricted Subsidiaries to, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises required for the normal conduct of such business, except (a) as otherwise permitted pursuant to Section 6.14 and (b) the Borrower shall not be required to preserve any such right, privilege or franchise if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or any Subsidiary and that the loss thereof could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each Restricted Subsidiary to, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     6.5 Maintenance of Property; Insurance.

          (a) The Borrower and each Restricted Subsidiary shall keep in all material respects all Property useful and necessary in its business in good working order and condition (provided, however, that nothing in this Section 6.5 shall prevent the Borrower from discontinuing the operation or maintenance, or both the operation and maintenance, of any of such Properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and could not reasonably be expected to have a Material Adverse Effect).

          (b) The Borrower and each Restricted Subsidiary shall maintain insurance for their respective Properties and businesses, (1) with financially sound and reputable insurance companies or associations, and (2) of such types (including insurance against theft and fraud and against loss or damage by fire, flood, explosion or hazard of or to property and general public liability insurance), in such amounts and with such deductibles, covering such casualties and contingencies and otherwise on such terms as those usually carried by companies of established reputations engaged in similar businesses and owning similar properties and assets in the same general areas in which the Borrower or its applicable Subsidiary operates or as may otherwise be required by applicable Requirements of Law. The Borrower shall furnish to each Lender, upon written request, reasonable information as to the insurance carried.

     6.6 Inspection of Property: Books and Records: Discussions. The Borrower and each Restricted Subsidiary shall in all material respects keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender, at such Lender’s expense prior to the occurrence of a Default and at the Borrower’s expense after the occurrence and during the continuance of a Default, to visit and inspect as reasonably requested any of its Properties and the Properties of the joint ventures in which the Borrower or any Guarantor participates or manages and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, Properties and financial and other condition of the Borrower and its Subsidiaries and such joint ventures in which the Borrower or any Guarantor participates or manages, as reasonably requested with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

     6.7 Notices. The Borrower will promptly give notice to the Agent and each Lender of:

          (a) the occurrence of any Default or Unmatured Default;

          (b) any (1) default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (2) litigation, investigation or, proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which, in the case of either clause (1) or clause (2), reasonably could be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries (1) in which the amount involved and not covered by insurance is $10,000,000 or more or (2) in which injunctive or similar relief is sought which reasonably could be expected to have a Material Adverse Effect;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (1) the occurrence of any Reportable Event with respect to any Plan which must be reported to the applicable governmental authorities, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan; or (2) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

          (e) any event or occurrence which has a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Official setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

     6.8 Environmental Laws.

          (a) The Borrower , each Restricted Subsidiary and each joint venture in which the Borrower or any Restricted Subsidiary participates or manages shall comply and insure compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply in all material respects with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (b) The Borrower, each Restricted Subsidiary and each such joint venture shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

          (c) The Borrower shall defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation by the Borrower or any of its Subsidiaries of or their noncompliance with, any Environmental Laws, or any orders, requirements or demand of Governmental Authorities related thereto, including reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements contained in this clause (c) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder or under any other Loan Document.

     6.9 Guaranties from Future Subsidiaries; Release of Guarantors. (a) The Borrower shall promptly secure the execution and delivery of the Guaranty (or a Supplemental Guaranty) to the Agent for the benefit of the Lenders from each Subsidiary, whether now existing or formed and organized after the date hereof, if such Subsidiary is a Wholly-Owned Subsidiary of the Borrower and is included in the Homebuilding Segment; provided that a Subsidiary whose sole purpose is to serve as a joint venturer, partner, member or shareholder in a joint venture, partnership, limited liability company or corporation that includes one or more joint venturers, partners, members or shareholders that are not Affiliates of Borrower shall not be required to deliver a Guaranty. Each such Subsidiary that does not deliver the Guaranty on the Closing Date shall execute and deliver a Supplemental Guaranty within 30 days after it meets the criteria set forth in the preceding sentence. Concurrently with the execution and delivery by such a Subsidiary of a Supplemental Guaranty, the Borrower will deliver to the Agent such legal opinions and evidence of corporate or other action and authority in respect thereof as shall be reasonably requested by the Agent.

          (b) In the event that any Guarantor ceases to be a Wholly-Owned Subsidiary of the Borrower in the Homebuilding Segment, the Borrower may request the release of such Guarantor from its obligations under its Guaranty, and provided no Default or Unmatured Default exists, the Agent shall deliver to the Borrower a written release of such Guarantor from its obligations under the Guaranty and shall so notify the Lenders.

          (c) Borrower shall not cause or permit the voting securities or other ownership interests of any Subsidiary in the Homebuilding Segment to be less than 100% owned and controlled, directly or indirectly, by the Borrower except for a legitimate business purpose unrelated to whether such Subsidiary is required to be a Guarantor hereunder.

     6.10 Use of Proceeds. The Borrower shall, and shall cause each Subsidiary to, use the proceeds of the Credit Extensions for repayment of the obligations under the Existing Credit Agreement and for general corporate purposes, including Acquisitions (that are not hostile) in the same or similar lines of business. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

     6.11 Taxes. The Borrower shall, and shall cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

     6.12 Limitation on Liens. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any Lien of any nature upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

          (f) Liens securing Non-Recourse Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition, construction or development of Real Estate Inventory or Liens securing Indebtedness of the Borrower and its Subsidiaries incurred to finance the construction or acquisition of fixed or capital assets or a Refinancing Indebtedness with respect to any of such Indebtedness, provided that (1) such Liens shall be created within 180 days after (A) the acquisition of such Real Estate Inventory or (B) the acquisition or completion of construction of fixed or capital assets (or, in the case of Refinancing Indebtedness with respect thereto, such Liens shall be renewals or replacements of Liens created within such 180-day time period) and (2) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness;

          (g) Liens on the property or assets of a corporation or other entity which becomes a Subsidiary or which is merged into the Borrower or a Subsidiary after the date hereof securing Indebtedness of such corporation or other entity, provided that (1) such Liens existed at the time such corporation or other entity became a Subsidiary or was so merged and were not created in anticipation thereof, (2) any such Lien is not spread to cover any additional Property of such corporation or other entity after the time such corporation or other entity becomes a Subsidiary or is so merged, and (3) the amount of Indebtedness secured thereby is not increased;

          (h) Liens on assets of the Financial Services Segment securing Indebtedness of the Financial Services Segment for which neither the Borrower nor any Guarantor has any liability except as permitted by clauses (a) and (c) of Section 6.13; and

          (i) Judgment and other similar Liens arising in connection with court proceedings except Liens arising from judgments that constitute a Default under Section 7.9.

     6.13 Limitation on Guarantee Obligations. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) the Borrower and any Guarantor may incur Guarantee Obligations, not to exceed $10,000,000 in the aggregate at any time, in respect of reimbursement obligations with respect to Letters of Credit and guarantee or surety bonds issued for the benefit of the Ryland Financial Division in the ordinary course of business;

          (b) the entities within the Financial Services Segment may incur Guarantee Obligations;

          (c) the Borrower and any Guarantor may incur Guarantee Obligations in respect of reimbursement obligations with respect to (i) Letters of Credit and completion bonds issued for the account of the Borrower or any Guarantor in the ordinary course of business of the Homebuilding Segment in respect of construction projects undertaken by it and (ii) Letters of

Credit issued for the account of the Borrower or any Guarantor for the benefit of employee benefit or employee insurance programs of the Borrower or any of its Subsidiaries;

          (d) Subsidiaries of the Borrower may incur Guarantee Obligations in respect of the Specified Debt, provided that simultaneously with the execution and delivery of any guaranty in respect thereof by any Subsidiary, such Subsidiary shall execute and deliver a Supplemental Guaranty if it is not already a Guarantor; and

          (e) the Borrower and any Guarantor may incur Guarantee Obligations for the benefit of the Borrower and Subsidiaries, joint ventures and other entities in each case in the Homebuilding Segment.

     6.14 Limitations on Fundamental Changes. Neither the Borrower nor any Restricted Subsidiary will enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

          (a) any Restricted Subsidiary of the Borrower may be merged or consolidated (i) with or into the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or (ii) with or into any one or more Restricted Subsidiaries of the Borrower, provided that the Restricted Subsidiary or Restricted Subsidiaries shall be the continuing or surviving entity and that, if either Subsidiary was a Guarantor, the continuing or surviving entity shall also be a Guarantor or become a Guarantor on the effective date of such merger or consolidation;

          (b) the Borrower or any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary of the Borrower; provided that, if the transferor is the Borrower or a Guarantor, the transferee shall be the Borrower or shall be a Guarantor or become a Guarantor on the effective date of such merger or consolidation;

          (c) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets to the Borrower or any Restricted Subsidiary of the Borrower, whether existing on or created after the date of this Agreement, provided that if the transferor is a Guarantor, the transferee shall be the Borrower or a Guarantor; and

          (d) sales, conveyances, leases, assignments, transfers or other dispositions of property, business or assets permitted under Section 6.15.

     6.15 Limitations on Sales of Assets. Neither the Borrower nor any Restricted Subsidiary will convey, sell, lease, assign, transfer or otherwise dispose of any of its Property or business (including stock of Subsidiaries, receivables and leasehold interests), whether now owned or hereafter acquired, except:

          (a) obsolete or worn out property disposed of in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business, including sale-leasebacks of model homes;

          (c) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (d) the sale or discount without recourse of mortgage loan receivables;

          (e) the sale by the Financial Services Segment of its rights under loan servicing portfolios;

          (f) as permitted by Section 6.14 (other than pursuant to clause (d) thereof);

          (g) the sale of mortgages and mortgage-backed or other securities by the Financial Services Segment;

          (h) the sale, transfer or other disposition of any stock, property or assets of the Limited-Purpose Subsidiaries;

          (i) the sale, transfer or other disposition of Cash Equivalents; and

          (j) any other sale or disposition of Property (including stock or Property of Subsidiaries), provided that the aggregate book value of all assets so sold or disposed of pursuant to this clause (j) in any period of twelve (12) consecutive months shall not exceed 10% of the book value of the consolidated total assets of the Borrower and its Subsidiaries (excluding the assets of the Limited Purpose Subsidiaries) as at the beginning of such twelve (12) month period.

     6.16 Limitation on Dividends. The Borrower will not declare or pay any dividend (other than dividends payable solely in Common Stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Borrower or any warrants or options to purchase any such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called “Restricted Payments”), except that the Borrower may make any Restricted Payment so long as, after giving effect thereto, no Default or Unmatured Default will be in existence.

     6.17 Limitation on Investments. Neither the Borrower nor any Restricted Subsidiary will make any Investments, except:

          (a) extensions of trade credit and other payables in the ordinary course of business and extensions of non-material advances for Improvements to property not then owned by the Borrower in the ordinary course of business, provided that the Borrower shall give notice to the Lenders of any such non-material advances aggregating in excess of $20,000,000 in any fiscal quarter;

          (b) Investments in Cash Equivalents;

          (c) Acquisitions by the Borrower or any of its Restricted Subsidiaries within the Homebuilding Segment of assets constituting a business unit or the capital stock of any Person, provided that such business unit or Person is engaged in the same general type of business as conducted by the Borrower or one of its Restricted Subsidiaries and provided, further, that before any such Acquisition and after giving effect thereto, no Default or Unmatured Default shall be in existence and the Borrower shall, at its sole expense, have delivered to the Agent not less than 10 days prior to the date of such Acquisition a certificate to such effect, in form and substance satisfactory to the Agent, signed by a Responsible Official;

          (d) Acquisitions by the Borrower or any of its Restricted Subsidiaries other than Acquisitions permitted under clauses (c) or (g) of this Section 6.17 of, or investments in, assets constituting a business unit or the capital stock of any Person; provided, that the aggregate amount of consideration paid by the Borrower and its Restricted Subsidiaries for all such Acquisitions of assets or capital stock (including as a part of such consideration any Indebtedness assumed as a part thereof) does not exceed an aggregate amount equal to $25,000,000 in any 12-month period; and provided, further, that after giving effect thereto, no Default or Unmatured Default shall be in existence;

          (e) Investments by the Borrower in any Guarantor or by any Guarantor in the Borrower or in any other Guarantor;

          (f) Investments by the Borrower or any Guarantor in joint ventures, in Subsidiaries that are not wholly-owned Subsidiaries, in the Limited-Purposes Subsidiaries Segment and in the Financial Services Segment, so long as the aggregate amount of such Investments shall not at any time exceed 30% of Consolidated Tangible Net Worth; provided, that such limitation shall not apply to Investments in the Financial Services Segment to the extent made following termination of the Countrywide Loan Purchase Agreement (or any successor agreement thereto) and that are repaid in full not later than the first to occur of: (A) 90 days following the date such termination becomes effective or (B) the date upon which Ryland Mortgage Company enters into a successor agreement;

          (g) Investments by entities within the Financial Services Segment in any Person and Acquisitions of assets constituting a business unit or the capital stock of any Person by entities within the Financial Services Segment;

          (h) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business; and

          (i) other loans and advances to employees of the Borrower in connection with incentive or stock purchase plans or arrangements in an aggregate amount not to exceed $3,000,000 at any time outstanding.

     6.18 Limitation on Optional Payments and Modification of Debt Instruments.

          (a) Neither the Borrower nor any Restricted Subsidiary will (1) make any optional payment or prepayment on or redemption of any Subordinated Debt or (2) amend,

modify or change, or consent or agree to any amendment, modification or change to, any of the terms (including the subordination terms) of any Subordinated Debt (other than any such amendment, modification or change that is in form reasonably satisfactory to the Agent), provided that so long as no Default is in existence or would result therefrom, the Borrower may prepay Subordinated Debt from the proceeds of other Subordinated Debt.

          (b) No Restricted Subsidiary within the Financial Services Segment will amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any debt instrument to which it is a party the effect of which would be to: (1) impose restrictions on the payment of dividends, directly or indirectly, to or for the benefit of the Borrower which would limit such dividends to an aggregate amount for all Restricted Subsidiaries in the Financial Services Segment in any fiscal year which is less than the consolidated net income of the Financial Services Segment for the current fiscal year; or (2) impose restrictions on the making by such Restricted Subsidiaries of Credit Advances, directly or indirectly, to or for the benefit of the Borrower which would limit such Credit Advances to an aggregate amount for all Restricted Subsidiaries in the Financial Services Segment which is less than $25,000,000 at any time outstanding, provided that provisions which by their terms would impose such restrictions only in the event of a default under such debt instrument and solely as a result of such default shall not be deemed to be included in the restrictions described in the foregoing clauses (1) or (2).

     6.19 Transactions with Affiliates. Neither the Borrower nor any Restricted Subsidiary will enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or a Guarantor) unless such transaction is otherwise expressly permitted under this Agreement, or is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

     6.20 Fiscal Year. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31.

     6.21 Compliance with ERISA. Neither the Borrower nor any Restricted Subsidiary will:

          (a) terminate any Plan so as to result in any material liability to the PBGC;

          (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) involving any Plan which would result in a material liability for an excise tax or civil penalty in connection therewith;

          (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan; or

          (d) allow or suffer to exist any event or condition which presents a material risk of incurring a material liability to the PBGC by reason of termination of any such Plan.

     6.22 Preferred Stock. The Borrower will not permit any Guarantor to issue preferred stock to any Person other than the Borrower.

     6.23 No Other Negative Pledges. Neither the Borrower nor any Restricted Subsidiary will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except as set forth in (a) the Loan Documents, (b) any indenture or equivalent instrument (or any amendment or supplement thereto) relating to any Specified Debt and (c) agreements which evidence or secure Indebtedness secured by Liens permitted under this Agreement so long as such prohibition applies only to the Property subject to such Lien.

     6.24 Consolidated Tangible Net Worth. The Borrower shall not permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $645,405,000 plus (b) 50% of the Consolidated Net Income (without deduction for losses sustained during any fiscal quarter) for each fiscal quarter subsequent to the fiscal quarter ended March 31, 2004, plus (c) 50% of the net proceeds from any equity offerings of the Borrower from and after March 31, 2004.

     6.25 Leverage Ratio. The Borrower shall not permit the Leverage Ratio at any time to exceed 2.0 to 1.0.

     6.26 Minimum Fixed Charge Coverage. The Borrower shall not permit the ratio of (a) EBITDA to (b) Fixed Charges, for any period consisting of the preceding four fiscal quarters, to be less than 1.75 to 1.0 at any time.

     6.27 Senior Permitted Debt Not to Exceed Borrowing Base. As of the end of the first fiscal quarter that is at least thirty days after the date on which the Borrower does not have an Investment Grade Rating from at least one of Moody’s or S&P and thereafter for so long as the Borrower does not have an Investment Grade Rating from at least one of Moody’s or S&P, the Borrower shall not permit Senior Permitted Debt to exceed the Borrowing Base.

     6.28 Limitation on Housing Inventory. As of the end of the first fiscal quarter that is at least thirty days after the date on which the Borrower does not have an Investment Grade Rating from at least one of Moody’s or S&P and thereafter for so long as the Borrower does not have an Investment Grade Rating from at least one of Moody’s or S&P, the Borrower shall not permit the aggregate unit number of Unsold Housing Inventory of the Borrower and Guarantors on a combined basis at any time to exceed the greater of: (a) 50% of homes delivered by the Borrower and Guarantors during the immediately preceding twelve (12) months; or (b) 70% of the homes delivered by the Borrower and Guarantors during the immediately preceding six (6) months.

     6.29 Limitations on Land Inventory. As of the end of the first fiscal quarter that is at least thirty days after the date on which the Borrower does not have an Investment Grade Rating from at least one of Moody’s or S&P and thereafter for so long as the Borrower does not have an Investment Grade Rating from at least one of Moody’s or S&P, the Borrower shall not permit the ratio of (1) the sum of the book value of (A) Unsold Finished Lots, (B) Unsold Land Under Development, and (C) Unsold Raw Land of the Borrower and Guarantors to (2) Consolidated Tangible Net Worth to exceed 1.25 to 1 at any time on or before June 30, 2005 or 1.0 to 1 at any time thereafter.

ARTICLE VII

DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders, any LC Issuer or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2 Nonpayment of principal of any Loan or any Reimbursement Obligation when due; or nonpayment of interest upon any Loan within five (5) days of the date when due; or nonpayment or of any Commitment Fee, LC Fee or other payment under any of the Loan Documents within five (5) days after the same becomes due (following receipt of an accurate invoice).

     7.3 The breach by the Borrower of any of the terms or provisions of Section 6.14, 6.18, 6.20, 6.22, 6.24, 6.25, 6.26, 6.27, 6.28 or 6.29.

     7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days.

     7.5 Failure of the Borrower or any of its Restricted Subsidiaries to pay when due any Material Indebtedness (beyond the applicable grace period (not to exceed fifteen (15) days) with respect thereto, if any); or the default by the Borrower or any of its Restricted Subsidiaries in the performance of any term, provision or condition contained in any Material Indebtedness Agreement or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date or any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries shall be declared to be due and payable or the repurchase, prepayment, defeasance or redemption thereof shall be required prior to the stated maturity thereof; provided that the failure by Ryland Mortgage Company or any of its Subsidiaries that is a Restricted Subsidiary to pay any such Indebtedness in the form of reimbursement obligations in respect of Letters of Credit issued for the account of Ryland Mortgage Company or any of its Subsidiaries that is a Restricted Subsidiary backing obligations under master servicing agreements shall not constitute a Default under this Section 7.5 until the date which is 90 days after the date on which such reimbursement obligations become due and payable; or the Borrower or any of its Restricted Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

     7.6 The Borrower or any of its Restricted Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii)

make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7 Without the application, approval or consent of the Borrower or any of its Restricted Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Restricted Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

     7.9 The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $10,000,000.

     7.10 Any Change in Control shall occur.

     7.11 The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or Materials of Environmental Concern into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

     7.12 The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

     7.13 Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

     7.14 Any one or more of the following occurs: (1) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; or (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity; or (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; or (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; or (5) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or (6) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

     7.15 The Borrower shall cease to own, directly or indirectly and free and clear of any Lien, 100% of the issued and outstanding capital stock of Ryland Homes of California, Inc. and Ryland Mortgage Company.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1 Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender or LC Issuer and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (ii) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may, and upon request of the Required Lenders shall, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (iii) The Agent may at any time or from time to time, after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or LC Issuers under the Loan Documents.

          (iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

          (v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2 Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)	Extend the final maturity of any Loan or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees on any Loan or Reimbursement Obligation;

(ii)	Reduce the percentage specified in the definition of Required Lenders;

(iii)	Extend the Facility Termination Date (except as provided in Section 2.20) or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder or the commitment to issue Facility LCs (except as provided in Section 2.5.3), or permit the Borrower to assign its rights under this Agreement;

(iv)	Amend this Section 8.2;

(v)	Release any Guarantor (except as provided in Section 6.9(b)); or

(vi)	Release any collateral from the Facility LC Collateral Account (except as provided in Section 2.20(c) or 8.1).

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Swing Line Lender shall be effective without the written consent of the Swing Line Lender. No amendment of any provision of the Agreement relating to the LC Issuers shall be effective without the written consent of the LC Issuers affected thereby. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

     8.3 Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Lenders and the LC Issuers until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender or LC Issuer shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable Law.

     9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Lenders and the LC Issuers and supersede all prior agreements and understandings among the Borrower, the Agent, the Lenders and the LC Issuers relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the Lenders and the LC Issuers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger, the Lenders and the LC Issuers which attorneys may be employees of the Agent, the Arranger, the Lenders and the LC Issuers) paid or incurred by the Agent, the Arranger, any Lender or LC Issuer in connection with the collection and enforcement of the Loan Documents (including any workout or restructuring). Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

     (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, each LC Issuer, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or LC Issuer or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or breach of its obligations under this Agreement by, the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

     9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, and the Agent shall promptly furnish the same to each of the Lenders.

     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, provided, that, for purposes of determining compliance with the financial covenants contained in Article VI, the application of Financial Accounting Standards Board Interpretation No. 46 shall be disregarded with respect to financial consolidation of any Person that is not a Subsidiary. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.

     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuers and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender or LC Issuer shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender or LC Issuer undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender or LC Issuer shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender or LC Issuer shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11 Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

     9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

     9.13 Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

     9.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, Agent and the Lenders will ask for Borrower’s name, tax identification number, business address, and other information that will allow Agent and the Lenders to identify Borrower. Agent and the Lenders may also ask to see Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

     10.1 Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Subsidiary.

     10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

     10.8 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder (other than the Borrower’s failure to make a payment of principal, interest or fees required to be made to the Agent hereunder) unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

     10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Agent or Arranger hereunder, neither the Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Agent or Arranger (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.

     10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

     10.13 Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated April 21, 2004, or as otherwise agreed from time to time.

     10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

     10.15 Co-Agent, Documentation Agent, Managing Agent, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a co-agent, documentation agent, managing agent or syndication agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

     12.2 Participations.

     12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

     12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

     12.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5,

9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

     12.3 Assignments.

     12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $1,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

     12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

     12.3.3 Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the

Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.3.4 Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

     12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

     13.1 Notices; Effectiveness; Electronic Communication

          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii) if to the Agent, at its address or telecopier number set forth on the signature page hereof;

(iii) if to the Issuing Bank, at its address or telecopier number set forth on the signature page hereof;

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

     14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE

VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER OR LC ISSUER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR LC ISSUER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER OR LC ISSUER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER AND LC ISSUER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

THE RYLAND GROUP, INC.

By:	/s/ Cathey S. Lowe

Name:	Cathey S. Lowe
Title:	Senior Vice President and Treasurer

The Ryland Group, Inc.
24025 Park Sorrento, Suite 400
Calabasas, CA 91302
Attention: Cathey S. Lowe

	Telephone:	(818) 223-7530
	FAX:	(818) 223-7685

With a copy to:

The Ryland Group, Inc.
24025 Park Sorrento, Suite 400
Calabasas, CA 91302
Attention: Timothy J. Geckle

	Telephone:	(818) 223-7575
	FAX:	(818) 223-7685

BANK ONE, NA,
Individually and as Agent

By:	/s/ Allison Crayne

Name:	Allison L. Crayne
Title:	Associate Director
Bank One, NA
131 South Dearborn Street
Mail Code IL1 0135
Chicago, Illinois 60670
Attention: Patt Schiewitz

	Telephone:	(312) 325-3132
	FAX:	(312) 325-3122

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Bank of America, N.A.
By:	/s/ Kelly Prentiss
	Name:	Kelley Prentiss
	Title:	Principal

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Wachovia Bank, National Association
By:	/s/ Brian A. Phillips
	Name:	Brian A. Phillips
	Title:	Assistant Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Guaranty Bank
By:	/s/ Randall S. Reid
	Name:	Randall S. Reid
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

The Royal Bank of Scotland PLC
By:	/s/ David Apps
	Name:	David Apps
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Suntrust Bank
By:	/s/ W. John Wendler
	Name:	W. John Wendler
	Title:	Director

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Washington Mutual Bank, FA
By:	/s/ Javier Barrera
	Name:	Javier Barrera
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Amsouth Bank
By:	/s/ Ronny Hudspeth
	Name:	Ronny Hudspeth
	Title:	SR VP

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

PNC Bank, National Association
By:	/s/ Douglas G. Paul
	Name:	Douglas G. Paul
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Comerica Bank
By:	/s/ Leslie A. Vogel
	Name:	Leslie A. Vogel
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

UBS Loan Finance LLC
By:	/s/ Salloz Sikka
	Name:	Salloz Sikka
	Title:	Associate Director Banking Products Services, US

By:	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director Banking Products Services, US

SIGNATURE PAGE TO CREDIT AGREEMENT
WITH THE RYLAND GROUP, INC.

Manufacturers and Traders Trust Company
By:	/s/ Jennifer G. Erickson
	Name:	Jennifer G. Erickson
	Title:	Vice President